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                                                                    EXHIBIT 99.3

Monday December 6, 4:15 p.m. Eastern Time

Company Press Release

Alloy Online Acquires Leading Online Teen Entertainment Destination, CelebritySightings.com

Acquisition of Popular Site Strengthens Alloy's Multi-Media Offerings and Creates Additional Marketing Opportunities

NEW YORK--(BUSINESS WIRE)--Dec. 6, 1999-- Alloy Online, Inc. (Nasdaq:ALOY -news; www.alloy.com), a leading Internet destination for the 56 million teens in Generation Y, today announced that it has acquired substantially all of the assets of CelebritySightings.com, a leading teen entertainment website. This acquisition will broaden Alloy's convergent multi-media offerings and provide greater reach to the emerging Generation Y market for sponsors, advertisers and marketing partners. Alloy acquired CelebritySightings.com from investors including Guidance Solutions, an online business developer. Financial terms of the transaction were not disclosed.

CelebritySightings.com combines the elements of an online entertainment magazine with an online community built around relationships with the most popular teen stars. The site hosts live teen celebrity chats, online fan clubs, daily entertainment news updates, games and contests with celebrity giveaways, style tips from Hollywood's hip young crowd, sports and fitness updates, chat rooms and message boards. Additionally, CelebritySightings.com recently launched Teen Entertainment News Television ("T.E.N. TV"), the first weekly entertainment news Webcast expressly developed for teens. The show, which debuted in October 1999, features stories on movies, music, television and celebrities of interest to the booming teen market as well as Alloy merchandise and links to the www.alloy.com store.

Matt Diamond, Alloy co-founder and CEO, stated, "CelebritySightings.com represents an ideal extension of the Alloy brand, providing an excellent complement to our strong blend of community and content offerings in the Generation Y space. We believe there is a compelling opportunity to leverage all of Alloy's marketing tools, including our Web site (www.alloy.com), direct marketing and e-mail magazine properties, to drive increased traffic, generate new commerce opportunities from the CelebritySightings.com user base, and develop an additional revenue stream from their Celebrity Membership Clubs. Equally important, the integration of the Alloy and CelebritySightings.com properties should provide us with increased high margin advertising and sponsorship potential." Robert Landes, founder of CelebritySightings.com and CEO of Guidance Solutions Inc., added, "CelebritySightings.com should be a strong addition for Alloy Online, which has clearly emerged as a premier online destination for teens. Alloy's prominent positioning in the teen space creates a natural fit for CelebritySightings.com's teen-focused entertainment and celebrity based content and community offerings." Mr. Diamond concluded, "this is a tremendous area of interest for our target audience, and adds an exciting new dimension to Alloy's properties. With its focus on the highly popular teen celebrities market, we believe that CelebritySightings.com is positioning itself as a key destination for the Generation Y community. We look forward to working with the CelebritySightings.com team to further build and monetize their platform."

About Alloy Online

Alloy Online is a leading Web site and direct marketer providing community, content, commerce, and entertainment to Generation Y, one of the fastest growing segments of the Internet population. Alloy's convergent media model - which combines its Web site, www.alloy.com, its Alloy Online e-zine and its catalog has a total reach of more than 15 million individuals per month. Together, these components offer a unique blend of services through which teens can interact, share information and explore compelling and relevant content and shop for apparel, accessories, footwear, music, cosmetics and magazine subscriptions. For further information regarding Alloy Online, please visit the company's web site (www.alloy.com) and click on 'Investor Info' or call the investor information line at 877-ALLOY-IR.

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About Celebrity Sightings

Based in Los Angeles, CelebritySightings.com, the leading teen entertainment destination, combines the elements of an online entertainment magazine with an online community of teen stars. CelebritySightings.com features exclusive celebrity Web sites, chats and products for such stars as Jonathan Taylor Thomas ("Home Improvement"), Danielle Fishel ("Boy Meets World"), Jessica Biel ("7th Heaven") and Larisa Oleynik ("3rd Rock from the Sun"). Launched in December 1996 in partnership with online business developer, Guidance Solutions Inc., CelebritySightings.com offers visitors a truly interactive entertainment experience with regularly updated features, celebrity news, chats, as well as contests and games. Visit www.celebritysightings.com to get the latest scoop.

This announcement may contain forward-looking statements that involve risks and uncertainties, including statements regarding continued customer reception to our merchandise offerings; the strength of our gross margins; the success of our new marketing programs with blue chip companies; the success of our amplified marketing program for the holiday season; the successful implementation of our operating and growth strategies, generating increased traffic flows to our Web site; our ability to leverage our Web site, direct marketing and e-mail magazine properties; our ability to maintain and sell a deeper selection of high margin merchandise; and our ability to leverage and grow our database. Our actual results could differ materially from those projected in the forward-looking statements and reported results should not be considered an indication of our future performance. Factors that might cause or contribute to such differences include, among others: our expected future losses; our operating and growth strategies may not generate increased traffic flows to our Web site, broaden the appeal of our Web site, or attract additional or repeat traffic to our Web site; we lack experienced management and personnel; we may not be able to adapt as Internet technologies and customer demands continue to evolve; our marketing programs may not be received favorably during the holiday season; we may not experience increased revenues or strong sales during the holiday season; and the holiday selling season in general may be slower than expected.

Contact:

Alloy Online, Inc.
Sam Gradess, 212/244-4307
Chief Financial Officer
or Jodi Smith, 212/244-4307 x181
Director, Public Relations or Investor Relations:
  Integrated Corporate Relations
  Christine DiSanto/Tom Ryan
  203/222-9013

Neil Vogel
Chief Corporate Development Officer
Alloy Online
115 West 30th Street, Suite 201
New York, NY  10001
p:  212-244-4307 x131
f:   212-244-4311
neilv@alloy.com